Exhibit 10.1

BUSINESS LOAN AGREEMENT

300 State Street Madison, WV 25130

Phone number: (304) 369-2407

AGREEMENT DATE	AGREEMENT/ACCOUNT NUMBER
June 16, 2016	1005035617

BORROWER INFORMATION

POAGE BANKSHARES, INC.	Type of Business Entity: Corporation
1500 CARTER AVENUE	State of Organization/Formation: Kentucky
ASHLAND, KY 41101

AGREEMENT. This Business Loan Agreement will be referred to in this document as the "Agreement." This Agreement is made by Premier Bank, Inc. (Lender) and POAGE BANKSHARES, INC. (Borrower). The consideration is the promises, representations, and warranties made in this Agreement and the Related Documents.

DEFINITIONS. These definitions are used in this Agreement.

"Collateral" means the Property that any Party to this Agreement or the Related Documents may pledge, mortgage, or give Lender a security interest in, regardless of where the Property is located and regardless of when it was or will be acquired, together with all replacements, substitutions, proceeds, and products of the Property.

"Events of Default" means any of the events described in the "Events of Default" section of this Agreement.

"Financial Statements" mean the balance sheets, earnings statements, and other financial information that any Party has, is, or will be giving to Lender.

"Indebtedness" means the Loan and all other loans and indebtedness of Borrower to Lender, including but not limited to Lender's payments of insurance or taxes, all amounts Lender pays to protect its interest in the Collateral, overdrafts in deposit accounts with Lender, and all other indebtedness, obligations, and liabilities of Borrower to Lender, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

"Loan" means any loan or loans described in the "Identification of Loan" section of this Agreement. "Parties" means all Borrowers, Guarantors, and Hypothecators signing this Agreement.

"Party" means any Borrower, Guarantor, or Hypothecator signing this Agreement. "Property" means the Parties' assets, regardless of what kind of assets they are.

"Related Documents" means all documents, promissory notes, security agreements, leases, mortgages, construction loan agreements, assignments of leases and rents, guaranties, pledges, and all other documents or agreements executed in connection with this Agreement as such documents may be modified, amended, substituted, or renewed from time to time. The term includes both documents existing at the time of execution of this Agreement and documents executed after the date of this Agreement.

IDENTIFICATION OF LOAN. The following loan and all other indebtedness, obligations, and liabilities of Borrower to Lender, due or to become due, now existing or hereafter arising, as well as any and all amendments, modifications, extensions, and renewals thereof are subject to this Agreement:

• Loan Number 1005035617 with a principal amount of $2,000,000.00

BORROWER'S REPRESENTATIONS AND WARRANTIES. The statements made in this section will continue and remain in effect until all of the Indebtedness is fully paid to Lender. Each Borrower represents and warrants to Lender the following:

Borrower's Existence and Authority. Each Borrower is duly formed and in good standing under all laws governing the Borrower and the Borrower's business, and each Borrower executing this Agreement has the power and authority to execute this Agreement and the Related Documents and to bind that Borrower to the obligation created in this Agreement and the Related Documents.

Financial Information and Filing. All Financial Statements provided to Lender have been prepared and will continue to be prepared in accordance with generally accepted accounting principles, consistently applied, and fully and fairly present the financial condition of each Borrower, and there has been no material adverse change in Borrower's business, Property, or condition, either financial or otherwise, since the date of Borrower's latest Financial Statements. Each Borrower has filed all federal, state, and local tax returns and other reports and filings required by law to be filed before the date of this Agreement and has paid all taxes, assessments, and other charges that are due and payable prior to the date of this Agreement. Each Borrower has made reasonable provision for these types of payments that are accrued but not yet payable. The Borrower does not know of any deficiency or additional assessment not disclosed in the Borrower's books and records.

All financial statements or records submitted to Lender via electronic means, including, but not limited to, facsimile, open internet communications or other telephonic or electronic methods, including, but not limited to, documents in Tagged Image Format Files ("TIFF") and Portable Document Format ("PDF") shall be treated as originals, and will be fully binding with full legal force and effect. Parties waive any right they may have to object to such treatment. Lender may rely on all such records in good faith as complete and accurate records produced or maintained by or on behalf of the Party submitting such records.

Title and Encumbrances. Borrower has good title to all of the Borrower's assets. All encumbrances on any part of the Property were disclosed to Lender in writing prior to the date of this Agreement.

Compliance with General Law. Each Borrower is in compliance with and will conduct its business and use its assets in compliance with all laws, regulations, ordinances, directives, and orders of any level of governmental authority that has jurisdiction over the Borrower, the Borrower's business, or the Borrower's assets.

Environmental Laws. Each Borrower is in compliance with all applicable laws and rules of federal, state, and local authorities affecting the environment, as all have been or are amended.

No Litigation/No Misrepresentations. There are no existing or pending suits or proceedings before any court, government agency, arbitration panel, administrative tribunal, or other body, or threatened against Borrower that may result in any material adverse change in the Borrower's business, property, or financial condition, and all representations and warranties in this Agreement and the Related Documents are true and correct and no material fact has been omitted.

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COVENANTS. On the date of this Agreement and continuing until the Indebtedness is repaid and Borrower's obligations are fully performed, Borrower covenants as follows.

Notices of Claims and Litigation/Notice of Adverse Events. Borrower will promptly notify Lender in writing of all threatened and actual litigation, governmental proceeding, default, and every other occurrence that may have a material adverse effect on Borrower's business, financial condition, or the Property.

Insurance. Borrower will maintain adequate fire and extended risk insurance coverage, business interruption, workers' compensation, commercial general liability, and other insurance required by law or as may be required by Lender. All insurance policies will be in amounts, upon terms, and in a form acceptable to Lender. All policies must be carried with insurers acceptable to Lender. Borrower will provide evidence satisfactory to Lender of all insurance and that the policies are in full force and effect and all insurance on the Collateral will name Lender as a mortgagee and loss payee, will include a lender's loss payable endorsement, and will require 10 days advance written notice to Lender of any cancellation of coverage. If the Borrower fails to maintain required insurance, the absence of the required insurance will be an Event of Default. If this happens, Lender may buy the insurance, but will have no obligation to buy it. These amounts paid by Lender will be added to the Indebtedness or will be payable on demand, at Lender's option.

Payment of Taxes. Borrower will pay all taxes, levies, and assessments required by all local, state, and federal agencies. Borrower will make these payments when the amounts are due but before any penalty for late payment is imposed. Borrower's failure to promptly pay any tax, levy, or assessment due will be an Event of Default unless Borrower is diligently disputing the amount and Borrower has established a reserve account for the payment of the taxes if Borrower does not prevail in the dispute.

Business Existence and Operations. Borrower will keep Borrower's existence in its current organizational form in full force and effect unless Lender gives prior written consent to Borrower's proposed change. Borrower will not sell or merge Borrower's business or any part of Borrower's business without the Lender's prior written consent. Borrower will continue its business as currently conducted. Borrower will not change its name, its identification number, or its place of organization without Lender's prior written consent. Borrower will keep its books and records at the address in this Agreement. Borrower will promptly notify Lender in writing of any planned change in Borrower's principal place of business.

Environmental Compliance. Borrower will comply with all laws affecting the environment. Borrower will notify Lender within ten days after Borrower receives a summons, notice, citation, letter, or any other type of notice from any federal, state, or local authority, or any other person that claims Borrower is in violation of any law affecting the environment. Borrowers indemnify and hold Lender harmless from all violations of any environmental laws. This indemnity includes all costs and expenses incurred by Lender, including reasonable attorneys' fees, that are related to a violation of any environmental laws, even if the Indebtedness has been paid at the time any proceeding, claim, or action is started against Lender. Lender may itself or through Borrower arrange for an environmental audit prepared by a qualified environmental engineering firm acceptable to Lender to confirm the continued accuracy of Borrower's environmental representations and warranties. Borrower will pay for the environmental audit.

Use of Proceeds. Borrower will use the Loan proceeds in its business.

No Encumbrances or Transfer of Assets. Borrower will not mortgage, assign, hypothecate, or encumber any of the Property except to Lender without Lender's prior written permission. Borrower will not sell, transfer, or assign any of the Property without Lender's prior written permission. Borrower will not merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of Borrower's Property or Borrower's business.

Debt Service Coverage:.Borrower shall maintain a ratio of Earnings before Interest Expense, Depreciation, Amortization and any owner's distributions ('EBIDA'), less any required dividends divided by Total Annual Required Debt Service of Borrower, equal to not less than 1.25x as of each fiscal year end of Borrower.

Minimum Capital Ratios.Tier 1-15% capital ratio

Financial Reports:.1) The Borrower will provide to Bank a copy of its annual financial statements, compiled or reviewed by an independent firm of certified public accountants acceptable to Bank, by June 30 of each year.

2) The Borrower will provide to Bank a quarterly compliance letter signed by the CFO regarding its compliance with Bank Loan requirements.

3) Borrower shall provide to Bank quarterly in-house financial statements of Borrower within 45 days of each quarter-end;

4) Borrower shall provide to Bank any such other financial disclosures as Bank may reasonably request.

Loan to Value:.The loan will be subject to a maximum ratio of Loan to Book Value ('the LTBV Ratio') of not greater than fifty per cent (50%)to be calculated on a quarterly basis as the Bank Loan amount divided by Borrower's total book value of stock held as collateral for the Loan.

If at any time after the Loan closing, the LTBV Ratio is determined to have exceeded 50%, then the Borrower shall immediately make a principal curtailment under the Loan so as to meet the required LTBV Ratio, or provide additional shares of stock of collateral in an amount sufficient to restore the LTBV ratio to at least 50%.

Loan Commitment Letter.Borrower shall comply with any and all terms of the original Commitment Letter signed on May 23, 2016 Other Conditions.In addition, Bank will require the receipt of the following. all of which must be in the form and content satisfactory to Bank at its sole discretion:

1) At or Prior to closing, an opinion of Borrower's counsel setting forth that the Loan evidenced by the Note and the Loan Documents represents the duly authorized obligation of the Borrower to Bank, enforceable in accordance with its terms, and is not in contravention of any other agreement to which Borrower is a party:

2) The usual incorporation documentation of Borrower, including Articles, By-Laws, certificates of existence and good standing, and so on;

3) A corporate resolution of the Borrower, authorizing the Borrower to enter into the Loan transaction with Bank.

4) All Loan Documents and Security Documents governing the Loan, each of which will contain additional terms and conditions even if not specifically set forth herein:

5) Such other requirements as Bank may request even if not specifically set forth herein.

EVENTS OF DEFAULT. The occurrence of any of the following events will be an Event of Default.

Noncompliance with Lender Agreements. Default by Borrower under any provision of this Agreement, the Related Documents, or any other agreement with Lender.

False Statements. If a Party made or makes a false or misleading misrepresentation in this Agreement, in the Related Documents, in any supporting material submitted to Lender or to third parties providing reports to Lender, or in Financial Statements given or to be given to Lender.

Material Adverse Change. Any material adverse change in the Borrower's business, financial condition, or the Property has occurred or is imminent; if the full performance of the obligations of any Party is materially impaired; or if the Collateral and its value or Lender's rights with respect thereto are materially impaired in any way. The existence or reasonable likelihood of litigation, governmental proceeding, default, or other event that may materially and adversely affect a Party's business, financial condition, or the Property.

Insolvency or Liquidation. A Party voluntarily suspends transaction of its business or does not generally pay debts as they mature. If a Party has or will make a general assignment for the benefit of creditors or will file, or have filed against it, any petition under federal bankruptcy law or under any other state or federal law providing for the relief of debtors if the resulting proceeding is not discharged within thirty days after filing. If a receiver, trustee, or custodian is or will be appointed for a Party.

Default on Unrelated Debt. If Borrower materially defaults under a provision of an agreement with a third party or if the indebtedness under such an agreement is accelerated.

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Judgments or Attachments. If there is entered against a Party a judgment that materially affects the Borrower's business, financial condition, or the Property, or if a tax lien, levy, writ of attachment, garnishment, execution, or similar item is or will be issued against the Collateral or which materially affects Borrower's business, financial condition, or the Property, and which remains unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for thirty days after it was issued.

Collateral Impairment. Lender has a good-faith belief that Lender's rights in the Collateral are or will soon be impaired or that the Collateral itself is or soon will be impaired.

Termination of Existence or Change in Control. If Borrower or Borrower's business is sold or merged or if Borrower or Borrower's business suspends business or ceases to exist.

Insecurity. If Lender has a good-faith belief that any Party is unable or will soon be unable to perform that Party's duties under this Agreement or under the Related Documents.

Death. The death of an individual who is a Party, a partner in a partnership that is a Party, a member in a limited liability company that is a Party, an officer of a corporation that is a Party, or an individual of similar position in any other type of business organization that is a Party.

REMEDIES ON DEFAULT.

Remedies, No Waiver. The remedies provided for in this Agreement, the Related Documents, and by law are cumulative and not exclusive. Lender reserves the right to exercise some, all, or none of its rights and reserves the right to exercise any right at any time that Lender has the right, without regard to how much time has passed since the right arose. Lender may exercise its rights in its sole, absolute discretion.

Acceleration, Setoff. Upon an Event of Default, the Loan and the Indebtedness may, at Lender's sole option, be declared immediately due and payable. Lender may apply the Parties' bank accounts and any other property held by Lender against the Indebtedness.

ATTORNEYS' FEES AND OTHER COSTS. Borrower agrees to pay all of Lender's costs and expenses incurred in connection with the enforcement of this Agreement, including without limitation, reasonable attorneys' fees, to the extent permitted by law.

EXPENSES. The Parties agree to pay all of Lender's reasonable expenses incidental to perfecting Lender's security interests and liens, all insurance premiums, Uniform Commercial Code search fees, and all reasonable fees incurred by Lender for audits, inspection, and copying of the Parties' books and records. The Parties also agree to pay all reasonable costs and expenses of Lender in connection with the enforcement of Lender's rights and remedies under this Agreement, the Related Documents, and any other agreement between one or more Parties and Lender, and in connection with the preparation of all amendments, modifications, and waivers of consent with respect to this Agreement, including reasonable attorneys' fees.

GOVERNING LAW/PARTIAL ILLEGALITY. This Agreement and the Related Documents are and will be governed by, and the rights of the Parties will be determined by the laws of the state of West Virginia except to the extent that federal law controls. If any part, term, or provision of this Agreement is determined to be illegal or in conflict with state or federal law, the validity of the remaining portion or provisions of this Agreement will not be affected, unless the stricken portion or provision adversely affects Lender's risk of realizing Lender's anticipated return, in which case Lender may, in its sole discretion, deem the Loan matured.

NOTICES. All notices required under this Agreement must be in writing and will be considered given: (i) on the day of personal delivery, or (ii) one business day after deposit with a nationally recognized overnight courier service, or (iii) three business days after deposit with the United States Postal Service sent certified mail, return receipt requested. Any of these methods may be used to give notice. All notices must be sent to the party or parties entitled to notice at the addresses first set forth in this Agreement. Any Party may change its address for notice purposes on five days prior written notice to the other Parties.

INTEGRATION AND AMENDMENT. This Agreement and other written agreements among the Parties, including but not limited to the Related Documents, are the entire agreement of the Parties and will be interpreted as a group, one with the others. None of the Parties will be bound by anything not expressed in writing, and this Agreement cannot be modified except by a writing executed by those Parties burdened by the modification.

FURTHER ACTION. The Parties will, upon request of Lender, make, execute, acknowledge, and deliver to Lender the modified and additional instruments, documents, and agreements, and will take the further action that is reasonably required, to carry out the intent and purpose of this transaction.

CONTINUING EFFECT. Unless superseded by a later Business Loan Agreement, this Agreement will continue in full force and effect until all of the Parties' obligations to Lender are fully satisfied and the Loan and Indebtedness are fully repaid.

HEADINGS. All headings in this Agreement are included for reference only and do not have any effect on the interpretation of this Agreement.

COUNTERPARTS. This Agreement may be executed by the Parties using any number of copies of the Agreement. All executed copies taken together will be treated as a single Agreement.

TIME IS OF THE ESSENCE. Time is of the essence in the performance of this Agreement.

TRANSFERS. Borrower may not assign or transfer its rights or obligations under this Agreement without Lender's prior written consent. Lender may transfer its interest in Lender's sole discretion. Borrower waives all rights of offset and counterclaim Borrower has against Lender. The purchaser of a participation in the loan may enforce its interest regardless of any claims or defenses Borrower has against Lender.

JURISDICTION. The Parties agree to waive any objection to jurisdiction or venue on the ground that the Parties are not residents of Lender's locality. The Parties authorize any action brought to enforce the Parties' obligations to be instituted and prosecuted in any state court having jurisdiction or in the United States District Court for the District that includes Lender's location as set forth at the beginning of this Agreement. The Parties authorize Lender to elect the court at Lender's sole discretion.

ORAL AGREEMENTS DISCLAIMER. This Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

ADDITIONAL PROVISIONS. In the event of noncompliance after thirty (30) days of the request or filing date of the Financial Statements the loan will be considered in default. Upon the occurrence of an Event of Default under this Note or any of the Loan Documents, Lender, at its option, may if permitted under Law, increase the Loan Rate by 3.00% on this Note (the "Default Rate")__________(please initial). However, in no event will the interest rate exceed the maximum interest rate limitations under Applicable Law.

By signing this Agreement, Borrower acknowledges reading, understanding and agreeing to all its provisions and receipt of a copy hereof.

POAGE BANKSHARES, INC.

/s/ Robert Bruce Vanhorn
By: ROBERT BRUCE VANHORN	Date
Its: President/CEO

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LENDER: Premier Bank, Inc.

/s/ Timothy A. Paxton
By: Timothy A. Paxton	Date
Its: Senior Vice President

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